Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Registration Statement and Prospectus of our report dated July 30, 2007 on the statement of financial condition of GreenHaven Continuous Commodity Index Fund as of December 31, 2006, our report dated July 30, 2007 on the statement of financial condition of GreenHaven Continuous Commodity Index Master Fund as of December 31, 2006, and our report dated July 30, 2007 on the consolidated statement of financial condition of GreenHaven Commodity Services LLC as of December 31, 2006. We also consent to the statement with respect to us as appearing under the caption “Experts” in the Prospectus.

/s/ GRANT THORNTON LLP
Atlanta, Georgia July 30, 2007